                                                                 Exhibit 7(c)(b)


            Ratification and Amendment to Purchase and Sale Agreement


         This Ratification and Amendment to the Purchase and Sale Agreement dated April 8, 1998 by and between Kelt-Ohio, Inc. as Seller and North Coast Energy, Inc. as Buyer is entered into this 12th day of May 1998. Kelt-Ohio, Inc. (hereinafter referred to as Kelt) is a Delaware corporation, with an office at 5748 Glenn Highway, Cambridge, Ohio 43725 and North Coast Energy, Inc. is a Delaware corporation, (hereinafter referred to as "NCE"), with offices at 1993 Case Parkway, Twinsburg, Ohio 44087.

                                    Recitals

         Whereas, on or about April 20, 1998, NCE served Kelt with a notice of termination of the subject Purchase and Sale Agreement pursuant to the provisions of Sections 14.1.2, 8.2.2 and 12.3 of said Agreement, and NCE subsequently received from the escrow agent, Huntington National Bank, a return of its One Million Dollar deposit, and

         Whereas, Kelt and NCE have, since the issuance and receipt of the notice of termination conducted further negotiations aimed at addressing various concerns of NCE's Board of Directors, and the parties now desire to proceed, subject to the terms and conditions of this Ratification and Amendment, with the consummation of the transaction and to memorialize the resolution of those issues considered by NCE's Board of Directors.

         Now, Therefore, for and in consideration of the covenants and agreements contained herein, Kelt and NCE agree as follows:

                         SECTION 1 - Continuing Validity

         As of and effective with the ensealing of this Ratification and Amendment, the Notice of Termination dated April 20, 1998, is hereby withdrawn and rescinded by NCE and the Purchase and Sale Agreement dated April 8, 1998, as amended, is considered to be in full force and effect, and subject to amendatory provisions herein contained, is ratified, readopted and affirmed by both Kelt and NCE.

                                    SECTION 2

2.1.4 Exhibit "C" Gathering Systems is amended to include the attached schedule of rights of way and easements with grantor information as a supplement to the existing description by way of map exhibit.

2.1.5 Exhibit "D" Contracts is amended to specifically incorporate by reference that certain agreement made and entered into as of the 15th day of June 1997 by and between LTV Steel Company, Inc., a New Jersey Corporation, therein referred to as Buyer and Kelt-Ohio, Inc., a Delaware corporation, therein referred to as Seller. Paragraph 4 of Exhibit "G" is also amended accordingly.

2.1.6 Exhibit "E" is amended to include as supplemental assets the 1981 Walker Neer 250-40 Drilling Rig and attendant assets, all of which were previously designated as "Excluded Assets" and set forth on page 2 of 2 of the previous Exhibit "F." Page 2 of 2 of the former Exhibit "F" is hereby redesignated as page 5 of Exhibit E, Rolling Stock, Equipment, Machinery, and Tools.

2.2.5 Exhibit "F" is amended (i) to delete the previous page 2 of 2, which has been redesignated pursuant to the foregoing amendment to Section 2.1.6 and Exhibit "E", and (ii) to add as Excluded Assets the computer hardware and software itemized on the attached Amendment Exhibit, being a facsimile transmission of this date from Kelt Energy, Inc.

2.2.6 The section is amended to include a reference to and attachment of a new Exhibit "K", being a description of the real estate located at 5748 Glen Highway, Cambridge, Ohio.

e) The subsection is amended to clarify that any purchase made by NCE pursuant to the referenced option shall include the real estate described on Exhibit "K" attached hereto and made a part hereof, along with all building contents unless otherwise specified as an Excluded Asset under Section 2.2, as amended. In the event that NCE should decline to exercise its option to purchase the referenced real estate, it shall nevertheless be entitled to remove from the premises any property that is either considered an Asset under Section 2.1 or that has been brought onto the premises by NCE since the Effective Date. For purposes of removal of its property in the event of a refusal to purchase the office building and site, NCE shall be granted a holdover tenancy of thirty (30) days in which to relocate its property.

2.3.1 The subsection is amended to delete the requirement of a cash settlement for the value of Ten Thousand (10,000) barrels of crude oil. For purposes of this amendment, the parties have agreed, and by these presents do agree to consider the removal from the storage tanks of recoverable liquid hydrocarbons accomplished as of the Effective Date. Any crude oil or other liquid hydrocarbon remaining in the tanks on or after the Effective Date shall be considered the property of NCE and there shall be no cash settlement due and owing to Kelt.

2.3.2 (ii) It has been represented that the "interim reading of such COH meters" did not occur as originally planned and the last sentence of this subsection is, accordingly, amended to provide that "Buyer shall be entitled to recover the proceeds of such natural gas transported for sale on or after the Effective Date, likewise subject to applicable taxes, third party interests and transportation costs pertaining to such natural gas revenues."

                                    SECTION 3

3.1 Purchase Price: The Purchase Price for the Assets due as of the Effective Date, but payable at the time of Closing, shall be $16,000,001.00 ("Purchase Price"), payable in United States currency (Sixteen Million and One United States Dollars).

3.2 Payment Procedures

3.2.1 Kelt and NCE acknowledge that the provisions of this section were originally complied with, that NCE received a return of its earnest money deposit and that upon amendment and ratification of the Purchase and Sale Agreement it is agreed that there shall be no earnest money deposit.

3.2.2 At Closing, NCE shall pay to Kelt the Purchase Price and any Cash Settlement as therein provided.

3.2.3 Interest. Providing Closing occurs, NCE shall pay Kelt interest at the Interest Rate on the Purchase Price from the Effective Date to the Closing Date.

3.3 (ii) The subsection is deleted in accordance with the foregoing amendment to subsection 2.3.1.

3.4 Escrow. This section is deleted in its entirety as it concerns the conduct of the parties on or after the date hereof, but not before.

                                    SECTION 4

4.1 The title due diligence period is amended to continue until the date of Closing specified in Section 17.2 of the Agreement, as amended.

                                    SECTION 5

5.2 It is agreed that the Environmental Review or Due Diligence Period has expired with no environmental grounds for termination having been asserted by NCE. This acknowledgment is made by NCE without any waiver of the warranty contained in Section 5.8 of the Agreement.

                                    SECTION 8

8.2.2 For purposes of this amendment, Kelt and NCE acknowledge the satisfaction of all requisite corporate acts and proceedings that are conditions precedent to the consummation of the transaction with the exception of the title due diligence review provided for in Section 4.1, as amended

                                   SECTION 10

10.3(i) Authorization. The subsection is hereby amended to provide for the approval of the execution of this Agreement by the Board of Directors of NCE by May 11, 1998.

                                   SECTION 12

12.3 NCE agrees to waive the employee retention issue as of the execution of this Ratification and Amendment and acknowledges the satisfaction of this particular due diligence matter.

                                   SECTION 14

14.1.2 This subsection is amended to read "by Buyer under the provisions of
Section 4.4."

14.2.1 and 14.2.2 These subsections are amended to delete the references to the escrow agent and its responsibilities. In all other respects the provisions of these subsections shall remain the same.

                                   SECTION 17

17.2 Place and Date: Closing shall occur at a mutually agreeable location in Twinsburg, Ohio on or before May 29th, 1998, ("Closing Date").

         In Witness Whereof, the Parties have executed this Ratification and Amendment as of the 12th day of May, 1998.


Signed and Acknowledged
In the Presence of:                                        Kelt-Ohio, Inc.

/s/ Stacy M. St. Clair                                  BY: /s/ Roland Fox
----------------------                                     ---------------
                                                           Roland Fox, President
/s/ Gary L. Hursey
------------------
WITNESSES


                                                        North Coast Energy, Inc.

/s/ Tim Wagers                                      BY: /s/ Garry Regan
--------------                                         ----------------
                                                        Garry Regan, President
/s/ Richard F. Campola
----------------------
WITNESSES



STATE OF OHIO     )
COUNTY OF Gurensey)           SS:           CORPORATE ACKNOWLEDGMENT


         BEFORE ME, a Notary Public, in and for said County and State, on this 12TH day of MAY, 1998, personally appeared ROLAND FOX, to me known to be the identical person who subscribed the name of Kelt, A Delaware Corporation, to the foregoing instrument as its PRESIDENT, and acknowledged to me that ___he executed the same as her/his free and voluntary act and deed and as the free and voluntary act and deed of such corporation for the uses and purposes therein set forth.


                                                              Thomas A. Hill
                                                              --------------
                                                              Notary Public

My Appointment Expires:

Thomas A. Hill Attorney at Law
------------------------------
Notary Public - State of Ohio
My Commission Has No Expiration Date
Sec. 147.03 O.R.C.

STATE OF OHIO   )
COUNTY OF SUMMIT)           SS:             CORPORATE ACKNOWLEDGMENT


         BEFORE ME, a Notary Public, in and for said County and State, on this 12TH day of MAY, 1998, personally appeared GARRY REGAN, to me known to be the identical person who subscribed the name of NCE, A Delaware Corporation, to the foregoing instrument as its PRESIDENT, and acknowledged to me that ___he executed the same as her/his free and voluntary act and deed and as the free and voluntary act and deed of such corporation for the uses and purposes therein set forth.


                                                              Thomas A. HIll
                                                              --------------
                                                              Notary Public

My Appointment Expires:

Thomas A. Hill, Attorney at Law
-------------------------------
Notary Public - State of Ohio
My Commission Has No Expiration Date
Sec. 147.03 O.R.C.


This Instrument Prepared By:

NORTH COAST ENERGY, INC.
1993 Case Parkway
Twinsburg, Ohio  44087

                              ASSUMPTION AGREEMENT

        This Assumption Agreement is by North Coast Energy, Inc., a Delaware Corporation ('Buyer), in favor of Kelt Ohio Inc., a Delaware Corporation ("Kelt").

        WHEREAS, pursuant to a Purchase and Sale Agreement dated 8 April, 1998 as amended by a Ratification and Amendment to Purchase and Sale Agreement dated 12 May, 1998 (the "Agreement") between Buyer and Kelt, Kelt agreed to sell, transfer and assign all of its interests in real estate, leasehold property, gathering systems, easements, rights-of-way, contracts, rolling stock, equipment and other assets and property as more fully defined by the Agreement (the "Assets") and conveyed this date by Kelt to Buyer pursuant to Deed, Assignment and Bill of Sale; and,

        WHEREAS, pursuant to the Agreement Buyer has agreed to assume general liabilities and environmental liabilities pertaining or relating to the Assets, and the parties have agreed to memorialize the assumption contemporaneously with closing of the Agreement and the delivery of the Deed, Assignment and Bill of Sale from Kelt to Buyer.

        NOW, THEREFORE, pursuant to die express terms of the Agreement, and in consideration of the mutual covenants and agreements therein made and contained, the sufficiency of which are hereby acknowledged, it is agreed by and between the parties as follows:

1. ASSUMED GENERAL LIABILITIES. Except as otherwise specifically set forth in the Agreement and subject in particular, but without limitation, to Section 2.5 thereof, Buyer shall assume and discharge all duties, liabilities and obligations, whether arising from activities on and after the Effective Date, relating to the Assets, including, but not limited to, all applicable valid recorded and unrecorded agreements, contracts and instruments, including" but not limited to the agreements and contracts described in the Agreement, and all duties imposed by governmental laws and regulations. Buyer shall defend, indemnify and hold harmless Kelt, its successors, assigns, affiliates, officers, directors and stockholders against, and in respect of, any and all damages, claims, losses, liabilities and expenses, including without limitation, reasonable legal, accounting and other expenses which may arise from the ASSUMED Liabilities.

2. ASSUMPTION OF ENVIRONMENTAL LIABILITIES. Except as otherwise specifically set forth in the Agreement and subject in particular, but without limitation to
Section 5.8 thereof any and all Environmental Liabilities for operations on, or conditions on, relating to or arising from the Assets, whether relating to or arising from activities before or after the Effective Date, shall be assumed and discharged by Buyer. It is agreed that, in addition to the defined terms and not exclusive of the meaning of such defined terms, the following are included as Environmental Liabilities assumed by Buyer hereunder: (i) the presence of adverse physical conditions; (ii) the duty to plug, abandon, remove or cleanup such conditions including but not limited to oil, gas, injection, water or other wells, sumps, landfills, pits ponds, tanks, impoundments, foundations, pipelines, and structures and equipment of any kind or description, whether known or unknown or whether or not revealed by Buyer's investigation; and (iii) the restoration of the Assets and surface of the land as may be required under applicable Legal Requirements including but not limited to any lease, easement or similar legal instrument. As of the Effective Date, all responsibility and liability related to all such conditions, whether known or unknown, is transferred from Kelt to Buyer. Buyer shall defend, indemnify and hold harmless Kelt, its successors, assigns, affiliates, officers, directors and stockholders against, and in respect of, any and all damages, claims, losses, liabilities and expenses, including without limitation, reasonable legal, accounting and other expenses which may arise from the Assumed Environmental Liabilities.

3. DEFINITIONS. For purposes of this Agreement the terms "Environmental Liabilities" and "Environmental Laws" have the meanings set forth in the Agreement.

4. EFFECTIVE DATE. This Agreement is effective for all purposes as of 12:01 a.m. E.S.T. April 8, 1998, except as otherwise provided by the Agreement with respect to measurements and allocations.

5. BINDING EFFECT. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, their successors and assigns.

       IN WITNESS WHEREOF this Assumption Agreement is executed by the parties this _____ day of _______, 1998.


         "Kelt"                                                 "Buyer"

Kelt Ohio Inc.
                                                      --------------------------
A Delaware Corporation                                A
                                                       -------------------------



By:                                                   By:

Title:                                                Title:


STATE OF OHIO)
             ) SS:
COUNTY OF ___)

       BE IT REMEMBERED that on this ___ day of ____, 1998, before me, a Notary Public, in and for the County and State aforesaid, came ___________, ___________ of Kelt Ohio Inc., a corporation incorporated and existing under and by virtue of the laws of the State of Delaware, and who is personally known to me to be the same person who executed, as such officer, the within instrument of writing on behalf of said corporation, and such person duly acknowledged the execution of the same to be the act and deed of said corporation.

       IN TESTIMONY WHEREOF, I have hereunto set my official seal the day and year last above written.


                                                           ---------------------
                                                           Notary Public

My Appointment Expires:

---------------------




STATE OF OHIO)
             ) SS:
COUNTY OF ___)


       BE IT REMEMBERED that on this ___ day of ____, 1998, before me, a Notary Public, in and for the County and State aforesaid, came ___________, ___________ of _______________, a corporation incorporated and existing under and by virtue of the laws of the State of _________, and who is personally known to me to be the same person who executed, as such officer, the within instrument of writing on behalf of said corporation, and such person duly acknowledged the execution of the same to be the act and deed of said corporation.

       IN TESTIMONY WHEREOF, I have hereunto set my official seal the day and year last above written.

                                                                  Date: May 1998

                                   EXHIBIT "J"
                       KELT ENERGY, INC. ("KEI") GUARANTY

WHEREAS (A) On the _____ day of April 1998 KEI's subsidiary Kelt Ohio, Inc. ("KOI") entered into a Purchase and Sale Agreement (the ("Agreement") with North Coast Energy, Inc. ("North Coast") relating to the purchase of certain assets of KOI (as more particularly set out in the Agreement).

                (B) It is a condition of Closing that this Guaranty be provided.

NOW THEREFORE          IT IS AGREED as follows:

                1. In consideration of the sum of $10 and other good and valuable consideration, the receipt of which is hereby acknowledged, KEI hereby guarantees to North Coast full and timely performance by KOI of all its obligations under the Agreement.

                2. The obligations of KEI hereunder shall not be affected by any modification to the Agreement, any waiver of rights thereunder or any liquidation, insolvency or dissolution of KOI.

                3. This Guaranty shall be governed by and interpreted in accordance with the laws of the state of Ohio.


                                                               -----------------
                                                               Kelt Energy, Inc.

                                 KELT OHIO INC.

                                   EXHIBIT "K"

                          Description of Real Property


Situated in the Township of Adams, County of Guernsey, State of Ohio and being
1.984 Acres more or less in the Northeast Quarter of Section 21, Township 2 North, Range 4 West of the United States Military land Survey and being more particularly described as follows:

Commencing at the Northwest corner of the Northeast Quarter of Section 21, Thence with the welt line of the Northeast Quarter of Section 21, S 06' 43' 00"'W, a distance of 2243.50 feet to a point on the south right of way line of US 40, Thence with the south line of US 40, N 89(degree) 15' 00" E, a distance of 1101.33 feet to an "X" mark found on a concrete curb the BEGINNING: Thence with the south line of US 40 N 89(degree) 15' 000' E, a distance of 389.72 feet to an iron pin set, Thence with the lands of now or formerly Ruth B. Dakin as found in volume 329, Page 19 of the deed records of Guernsey County, Ohio S 08(degree) 46' 34" E, a distance of 263.74 feet to an iron pin found (having passed through an iron pin found at 14.01 feet); Thence with the north right of way line of the B.& O. Railroad N 86(degree) 51' 36'W, a distance of 307.00 feet to an iron pin act, Thence with the lands of now or formerly Dwayne Ross as found in volume 301, page 662 of the deed records of Guernsey County, Ohio N 27(degree) 19' 54" W, a distance of 268.74 feet to the place of beginning and containing 1.984 acres more or less and being all the property conveyed in volume 323, page 713 of the deed records of Guernsey County, Ohio

Subject to all easements and lease of public record.

Iron pins set are 5/8 inch rebar 30 inches long capped SPILKER LS 5862.

Bearings are magnetic and for angle purposes only.

A survey of the above described property was made by Joseph T. Spilker, a Registered Surveyor #S-5862 on March 28, 1988.

Kelt Energy Inc.

The following items, located at the Cambridge office, should be considered as excluded from the sale.

COMPUTER HARDWARE                      Printer           HP5si
-----------------
                                       PC's x2           Stone Pentium 133 (currently used
                                                         by Lisa/Amy)

COMPUTER SOFTWARE                      SOGAS             accounting software
-----------------
                                       Commander         budgeting software
                                       OGRE              production database*
                                       ADP               payroll software

*a copy of Ohio production has been provided.